EXHIBIT 10.2
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (“Agreement”), dated as of February 1, 2008 between VALEANT PHARMACEUTICALS INTERNATIONAL (the “Company”), and TIMOTHY C. TYSON (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive and the Company are parties to an Amended and Restated Executive Employment Agreement, effective as of October 24, 2002 and amended as of March 21, 2005 (the “Employment Agreement”);
     WHEREAS, the Executive and the Company have mutually agreed to the termination of the Executive’s employment as Chief Executive Officer and President of the Company; and
     WHEREAS, the Executive and the Company desire to set forth herein their respective rights and obligations in connection with the termination of the Executive’s employment with the Company.
     NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:
     1. Termination of Employment. The Executive shall remain employed by the Company as Chief Executive Officer and President of the Company, until February 1, 2008 (the “Termination Date”). The Executive shall execute a letter, effective as of the Termination Date, resigning as an officer and/or director of the Company and each of its subsidiaries and affiliates.
     2. Consulting Services.
               (a) For a period of three months following the Termination Date (the “Consulting Period”), the Executive shall provide such consulting services to the Company as the Chief Executive Officer of the Company shall reasonably request and at such times and at such locations that are mutually agreeable to the Executive and the Company; provided, however, that such consulting services to be provided by the Executive shall not unreasonably interfere with the Executive’s other business commitments. The parties hereby agree that it is anticipated that the level of services provided by the Executive to the Company during the Consulting Period shall be not more than 20% of the average level of services provided by the Executive to the Company over the thirty-six month period preceding the Termination Date.

               (b) In exchange for providing such consulting services during the Consulting Period, the Executive shall receive a monthly consulting fee equal to $29,800, payable in accordance with the Company’s normal payroll practices.
               (c) The Consulting Period may be terminated, and no further consulting payments shall be due to the Executive (other than unpaid fees for consulting services performed prior to the date of termination), upon 10 days written notice by either party. At the conclusion of the three-month Consulting Period, the Executive and the Company may mutually agree to extend the Consulting Period for an additional three months at the same rate of compensation.
     3. Payments. In connection with the Executive’s termination of employment and, together with the treatment of the Executive’s equity awards as provided in Section 4 hereof, in complete satisfaction of the Company’s obligations to the Executive under Section 7(c) of the Employment Agreement:
               (a) the Company shall pay or provide to the Executive the “Accrued Compensation” (as defined in the Employment Agreement) in accordance with the Company’s normal payroll practices. The parties have agreed that no bonus has been earned or is payable with respect to services performed during 2007.
               (b) provided that the Executive signs a general release substantially in the form attached hereto as Exhibit A (the “Release”) within 21 days following the Termination Date and fails to revoke such Release (the “Release Condition”), the Company shall pay the Executive a lump sum amount equal to $3,577,600, less applicable amounts withheld in accordance with Section 13 of this Agreement, representing two times the sum of the Executive’s 2008 annual base salary and 2008 target annual bonus (the “Severance Amount”). Notwithstanding Section 7(c)(iii) of the Employment Agreement, payment of the Severance Amount shall be made on the first business day following expiration of six months following the Termination Date.
               (c) provided that the Release Condition is satisfied, the Company shall pay the Executive a lump sum amount equal to $78,198, less applicable amounts withheld in accordance with Section 13 of this Agreement, representing the Executive’s “Pro-Rata Bonus” (as defined in the Employment Agreement). Payment of the Pro-Rata Bonus shall be made on the first business day following expiration of six months following the Termination Date.
               (d) through the second anniversary of the Termination Date, the Executive and his dependents shall continue to be eligible to participate in the Company health, medical, dental, or vision plans in which he is currently eligible to participate on terms no less favorable to the Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to the Termination Date. Such two-year period shall run concurrently with the health plan continuation coverage period provided for under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
     4. Equity Awards. In accordance with Section 7(c)(v) of the Employment Agreement, (i) all long-term equity incentive awards (including restricted stock awards, restricted stock units, performance shares and stock options) granted to the Executive that are outstanding as of the Termination Date (“Eligible Awards”) will become vested as of the Termination Date, (ii) any Eligible Award which is a stock option shall remain outstanding and exercisable for a period of two years following the Termination Date (but not beyond its original expiration date), and (iii) any Eligible Award which is a restricted stock unit or performance share shall be settled in accordance with the terms of the applicable award agreement (or, in the absence of an award agreement, in accordance with the terms of the award as granted by the Compensation Committee of the Company’s Board of Directors).
     5. No Mitigation. The Executive shall be under no obligation to seek other employment in order to be eligible to receive the payments and benefits set forth herein.
     6. Return of Property. On the Termination Date, the Executive shall return all company property to the Company, including any identification cards, any computer hardware and software, all paper or computer-based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession.
     7. Restrictive Covenants. The Executive shall continue to be bound by the covenants set forth in Sections 10 and 11 of the Employment Agreement and the Company shall continue to be entitled to the benefits of Section 12 of the Employment Agreement, and such Sections shall survive the termination of the Employment Agreement. The Executive shall not be bound by the covenants relating to “Prohibited Activities” set forth in Article 7(c) of the Employment Agreement. The Executive shall take no action which is intended or would reasonably be expected to damage or otherwise diminish the reputation of the Company or any of its subsidiaries, affiliates, officers or directors, or lead to unwanted or unfavorable publicity to the Company or any of its subsidiaries, affiliates, officers or directors; provided that, nothing in this Agreement shall prohibit the Executive from providing truthful and accurate information if required by any court or government agency or body, provided that the Executive notifies the Company promptly of the receipt by him of any request that he provide such information. In addition, the Company shall make no public statement which is intended, or would reasonably be expected, to damage or otherwise diminish the Executive’s reputation, or lead to unwanted or unfavorable publicity to the Executive.
     8. Certain Obligations of the Company. The Company shall continue to be bound by the obligations set forth in Section 13(d) of the Employment Agreement and such Section shall survive the termination of the Employment Agreement. In addition, Section 9 of the Employment Agreement (and Exhibit A thereto) shall survive the termination of the Employment Agreement; provided, however, that notwithstanding anything to the contrary in the Employment Agreement (and Exhibit A thereto), the Executive shall not be entitled to the payment of any amount thereunder unless and until such time as the Executive receives a claim that is described in the first sentence of Section (c) of Exhibit A (or such earlier time as the Company, based on advice of independent accountants or its legal counsel, deems appropriate in its sole discretion).
     9. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.
     10. Successors and Assigns. (a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive’s rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.
               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.
     11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the conflicts of laws rules thereof.
     12. Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or by any nationally-recognized overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 11: (a) if to the Company, Attn: General Counsel, One Enterprise, Aliso Viejo, CA 92656 and (b) if to the Executive, the address last on file with the Company with a copy to Henry Morgenbesser, Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020.
     13. Withholding. All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding, employment, social security, medicare, unemployment and other payroll taxes and deductions in accordance with the Company’s policies applicable to senior executives of the Company and the provisions of any applicable employee benefit plan or program of the Company.

     14. Counsel Fees. The Company shall pay all reasonable legal fees and expenses, up to a maximum of $25,000, incurred by Executive in connection with the negotiation of this Separation Agreement.
     15. Complete Understanding. This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company, including but not limited to the Employment Agreement (except to the extent provided in Sections 7 and 8 hereof), and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.
     16. Modification; Waiver. (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.
               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     17. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
     18. Arbitration. (a) Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section 7 for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Orange County, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
               (b) The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.
               (c) Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.
               (d) The parties agree that this Section 19 has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 19 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
               (e) The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name, and the Executive has manually signed his name hereto, all as of the day and year first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ Norma Provencio
	Name:	NORMA PROVENCIO
	Title:	Chair — Compensation Committee Board of Directors

/s/ Timothy C. Tyson
TIMOTHY C. TYSON

EXHIBIT A
RELEASE AGREEMENT
               Valeant Pharmaceuticals International (the “Company”) has agreed that, in return for my signing this Release Agreement, dated as of February ___, 2008 (the “Agreement”), the Company will provide me with the benefits described in the Separation Agreement, dated as of February 1, 2008 between me and the Company (the “Separation Agreement”). I understand that I am not entitled to severance benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the benefits I am receiving under this Agreement:
     (1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind, but only to the extent (a) actually known by me or, if unknown, are of such a nature that a prudent person acting under similar circumstances would know of such claims; and (b) arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity or compensation. In releasing claims potentially unknown to me at present, I acknowledge that I have understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. California Civil Code Section 1542 provides as follows: “ A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     (2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company’s Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this Agreement will be effective upon my execution of it, but that no benefits will be owed to me any sooner than the payment date set forth in the Separation Agreement. I further acknowledge that 90% of the benefits provided to me by this Agreement are for the release of any potential claim for age discrimination I may have under the ADEA.
     (3) Notwithstanding anything herein to the contrary, I am not releasing: (a) any claims that relate to my right to enforce this Agreement or the Separation Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates (including, without limitation, under Section 13(d) of the Executive Employment Agreement); (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (d) my rights under the provisions of the Executive Employment Agreement which are intended to survive the termination of my employment; or (e) my rights as a stockholder.
* * *
               This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company. I acknowledge and understand that certain provisions in my Amended and Restated Executive Employment Agreement dated as of January 1, 2005 are intended to and do survive the termination of my employment and the execution of the Separation Agreement and this Agreement. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company’s Board of Directors.

UNDERSTOOD AND AGREED:

Timothy C. Tyson	Date

Valeant Pharmaceuticals International	Date